Exhibit 21

GIBSON GREETINGS, INC.
Subsidiaries of the Registrant
As of December 31, 1994

     NAME                                          STATE OF INCORPORATION
     --------------------------------------        ----------------------
     Cleo, Inc.                                    Tennessee
     Gibson Greetings International Limited        Delaware
     Gibson de Mexico S.A. de C.V.                 Mexico
     The Paper Factory of Wisconsin, Inc.          Wisconsin



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